RENTAL AGREEMENT

           THIS RENTAL AGREEMENT, dated as of January 31, 2003 (this “Agreement”), is by and between Boston Rental Partners LLC, a Delaware limited liability company with its principal place of business at 155 Otis Street Northboro, MA 01532 (“Boston Rental”) and NationsRent Inc., a Delaware corporation with its principal place of business at 450 E. Las Olas, Ft. Lauderdale, FL 33301 (“NationsRent”, with Boston Rental and NationsRent being collectively referred to as the “Parties”). Initially capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Term Sheet (as defined below).

           WHEREAS, Boston Rental is the owner of, or is leasing, certain equipment and is willing to rent or sub-rent the same to NationsRent on the terms and conditions hereinafter set forth for rental by NationsRent to its customers in the ordinary and normal course of its business;

           WHEREAS, in accordance with the Term Sheet Regarding Settlement Program which was approved by the Bankruptcy Court (“Term Sheet”), the parties are entering into this Agreement, which shall serve as a “Rental Contract” as described in Section IV. C. of the Term Sheet;

           NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Rent

During the Term for a given item of Equipment, Boston Rental agrees to rent to NationsRent, and NationsRent agrees to rent from Boston Rental, subject to the terms of this Agreement, the items of equipment (together with all accessories, attachments, and replacements thereto) identified in various schedules, the form of which will be substantially as set forth in Exhibit A hereto (each, a “Schedule”) (collectively, the “Equipment” and, individually, each an “item of Equipment”). Each Schedule must be signed by the Parties and incorporate this Agreement by reference. As used herein, the term “Term Commencement Date” with respect to each item of Equipment covered by this Agreement shall be as set forth on Exhibit A hereto. NationsRent is responsible for all costs of loading, packing, transportation, shipping and freight with respect to the Equipment. From and after the Term Commencement Date, during the Term and until the Equipment is returned to Boston Rental, NationsRent agrees that all risk of loss of the Equipment shall be on NationsRent.

2.	Term

This Agreement shall commence upon execution by the parties and shall remain in effect so long as any item of Equipment remains on rent to NationsRent. The initial rent term for each item of Equipment shall commence on the Term Commencement Date and shall continue until the first anniversary of said Term Commencement Date (the “Initial Rent Term”). Upon the expiration of the Initial Rent Term for a given item of Equipment, the Initial Rent Term for such item of Equipment shall thereafter be automatically renewed on a month-to-month basis for successive one month periods (with each such monthly period being referred to as a “Renewal Term”; and with the Initial Rent Term and each Renewal Term for a given item of Equipment being referred to as the “Term” for such item of Equipment) unless: (i) either Party gives the other at least thirty (30) days advance written notice of its intent to terminate the Term for a given item of Equipment, in which case, subject to Sections 6, 8 and 10 hereof, the Term for such item of Equipment will terminate on the thirtieth day after the date of such termination notice; or (ii) this Agreement is terminated in accordance with Section 8; provided, however, that, if NationsRent elects to terminate the Agreement as to any given item of Equipment that is being returned to Boston Rental, NationsRent will pay to Boston Rental a return fee equal to 5% of the Acquisition Cost (as defined in the Term Sheet) of such item of Equipment (as reasonably determined by Boston Rental in accordance with the Term Sheet).

3.	Rent Payments

For each item of Equipment, NationsRent shall pay the monthly rental payment specified in Exhibit A hereto (each, a “Monthly Rent Payment”). Boston Rental shall invoice NationsRent on the “Rent Commencement Date” as set forth on Exhibit A hereto and thereafter on a monthly basis for each Monthly Rent Payment. NationsRent agrees to pay all invoices issued by Boston Rental in accordance with the terms thereof, which terms, if related to an item of Equipment rented by Boston Rental, reasonably reflect the terms upon which Boston Rental is renting such item; provided, however, that to the extent that any provision of any such invoice conflicts with any of the provisions of this Agreement, the provisions of this Agreement will control. Boston Rental shall also invoice NationsRent on a monthly basis for (i) such additional Monthly Rent Payments as are permitted by Section 10 hereof; (ii) up to three percent (3.0%) of any other Acquisition Costs (as defined in the Term Sheet) not set forth on Exhibit A hereto related to any given item of Equipment, but without duplication to any Acquisition Costs paid by NationsRent under this Agreement or any similar rental agreement with Boston Rental; and (iii) any other amounts due and payable under this Agreement. To the extent that NationsRent does not pay any Monthly Rental Payment or any other amount due under this Agreement when due and owing, NationsRent agrees to pay Boston Rental 1.5% per month interest on such delinquent amounts, but not to exceed, however, the maximum permitted by applicable law.

4.	Title and Ownership

The Equipment shall remain at all times during the Term of this Agreement and thereafter the sole and exclusive property of Boston Rental. NationsRent shall execute such documents and undertake such action as Boston Rental may reasonably request to protect, verify, reflect and assure Boston Rental’s title to and ownership of the Equipment. NationsRent agrees that:

a)	it shall not, by either act or omission, in any way adversely affect Boston Rental's title to and ownership of the Equipment;

b)	it shall not allow any lien or encumbrance to be placed against the Equipment (other than mechanics' liens and materialmen's liens, for which NationsRent shall have a 30 day cure period to have released); provided, however, that NationsRent's leasehold interest and its rights under this Agreement may be subject to a lien in connection with the Credit Agreement; and

c)	it shall indemnify and hold Boston Rental harmless from and against any claim, demand, or loss which may affect Boston Rental's title to and ownership of the Equipment.

“Credit Agreement” means (i) that certain Amended and Restated Debtor In Possession Revolving Credit Agreement, dated as of December 31, 2002 (the “DIP”), by and among NationsRent, its subsidiaries party thereto, General Electric Capital Corporation, as administrative agent, syndication agent, and co-agent, and the other institutions party thereto; and (ii) any and all related amendments, amendment and restatements, waivers, consents, increases, refinancings or successor financings (including, without limitation, any so-called “exit financings” or subsequent financings), in each case, regardless of whether such Credit Agreement is with the same or different lenders, regardless of whether the aggregate principal amount outstanding under such Credit Agreement is greater than the maximum amount permitted under the DIP, and regardless of whether the maturity date of such Credit Agreement is greater than the maturity date with respect to the DIP.

5.	Use of the Equipment

NationsRent shall be entitled to sub-rent the Equipment to others. However, in so doing, NationsRent shall:

a)	upon the request of Boston Rental, advise Boston Rental of the location of the Equipment and of the identity of the user/sub-renter of the Equipment;

b)	upon the request of Boston Rental, make available to Boston Rental for inspection during regular business hours and upon reasonable notice the originals or certified copies of any and all Rental Agreements (as defined below) which NationsRent may enter into with any user/sub-renter of the Equipment;

c)	as soon as practicable advise Boston Rental of any material loss or damage to any item of Equipment;

d)	not allow any user or any other individual or entity to make any alteration, modification or change to the Equipment, without the prior written consent of Boston Rental;

e)	permit the Equipment to be operated only by competent and trained operators and require at all times the Equipment to be operated in accordance with the applicable manuals and instructions; and

f)	without the prior written consent of Boston Rental, not enter into any Rental Agreements (as defined below) whereby any user/sub-renter is granted or deemed to acquire a purchase option, a right to purchase or any right or interest in any item of Equipment, except the right to use such item of Equipment under said Rental Agreements (as defined below).

NationsRent shall be entitled to sublease or rent any or all items of Equipment to unrelated third-parties in the ordinary course of its business (it being understood and acknowledged by Boston Rental that NationsRent’s primary business is the leasing and rental of equipment, including the items of Equipment, to unrelated third-parties) pursuant to a rental agreement (the “Rental Agreement”); provided, however, that each such Rental Agreement must contain language in substantially in the form set forth on Exhibit B hereto. Accordingly, the rights of any sub-renter shall be subject to and subordinate to all the terms of this Agreement, and to the interest of Boston Rental thereunder in the Equipment, including the covenants set forth in Section 6 and Boston Rental’s rights set forth in Sections 8 and 9. No Rental Agreement shall permit the sub-renter to take any action not permitted to be taken by NationsRent under this Agreement in respect of the Equipment.

6.	Responsiblity of NationsRent

NationsRent shall, during the Term of this Agreement, be solely and absolutely responsible to Boston Rental for any loss, theft, destruction or damage to the Equipment. By reason of such, NationsRent agrees that:

a)	it will (i) insure each item of Equipment with such insurer or insurers, for such amounts, and in accordance with such terms as are consistent with NationsRent's normal and ordinary practices; (ii) name Boston Rental as an additional insured on NationsRent liability insurance; (iii) deliver to Boston Rental prior to the Rent Commencement Date, and upon any renewals or changes to such insurance, certificates of insurance naming Boston Rental as a loss payee or an additional insured, as the case may be, under such insurance policies; and (iv) reimburse Boston Rental for the premiums (in an amount not to exceed $50,000 per year) related to any additional insurance with respect to the Equipment for periods during the Term in the amount specified as the "Loss Value" on Exhibit A for each item of Equipment;

b)	in the event of damage to any item of Equipment which can be repaired, NationsRent shall be responsible for repairing the same and for all costs and expenses relating thereto and there shall be no waiver or reduction of NationsRent's obligation to pay to Boston Rental the Monthly Rent Payments under Section 3 hereof during the period such item of Equipment is damaged;

c)	in the event of the damage to any item of Equipment which is damaged beyond repair, the loss of any item of Equipment, or the sale of any item of Equipment, NationsRent shall pay to Boston Rental the sum of (i) the amount specified as the "Loss Value" on Exhibit A; plus (ii) any unpaid other Acquisition Costs (as defined in the Term Sheet) with respect to such item of Equipment (as reasonably determined by Boston Rental in accordance with the Term Sheet); minus (iii) any Monthly Rental Payments made by NationsRent with respect to such item of Equipment within thirty (30) days of the occurrence of such damage, loss or sale. Upon such payment and the payment of any other amounts due with respect to that item of Equipment, the Term of this Agreement with respect to that item of Equipment shall terminate, and good and marketable title to such item of Equipment will be deemed automatically transferred by Boston Rental to NationsRent free and clear of all liens caused by Boston Rental;

d)	keep and maintain the Equipment in good and operable condition; including but not limited to the following NationsRent responsibilities:

Maintenance: NationsRent shall be responsible for any and all maintenance as defined in the applicable ANSI standard and as required by the manufacturer of the Equipment.

Inspections: NationsRent shall be responsible for all frequent, annual, and pre-delivery inspections as defined in the applicable ANSI standard and as required by the manufacturer of the Equipment.

Bulletins: NationsRent agrees to perform all future safety and service bulletins of which it is made aware by the manufacturer of the Equipment, by Boston Rental, or by any other source.

Training: NationsRent shall provide all operator training as required in the applicable ANSI standard.

Manuals: NationsRent agrees to keep all operators and maintenance manuals and the applicable ANSI Manual of Responsibilities with the Equipment.

Records Retention: NationsRent agrees to retain all Equipment records, including all inspections, maintenance, and service.

Modifications: NationsRent agrees that any alterations, modifications or changes shall not be done without prior written permission from the original manufacturer.

Replacement Parts: NationsRent agrees that all replacement parts required must be identical or equivalent to the original Equipment parts.

Notification of Incidents: NationsRent agrees that it will as soon as practicable report to Boston Rental’s Product Safety & Reliability Department all incidents involving the Equipment which come to its attention and which result in personal injury or substantial property damage. NationsRent shall investigate such incidents and defend any claims resulting therefrom; NationsRent shall provide a Boston Rental representative with a report of such investigation.

All parts that NationsRent replaces and any alterations or additions that NationsRent makes to the Equipment shall become Boston Rental’s property.

e)	NationsRent shall use, maintain and operate the Equipment lawfully and exclusively in connection with its business operations and for the purpose for which the Equipment was designed and intended. NationsRent acknowledges and agrees that all Equipment is rented for business purposes only, and, except in the ordinary and normal course of business, not for personal, family or household use by NationsRent or its employees or affiliates. NationsRent shall take any necessary actions to preserve all of NationsRent's and Boston Rental's rights under any applicable warranties. Upon the request of Boston Rental, NationsRent shall advise Boston Rental of the location of the Equipment. No item of Equipment shall be taken by NationsRent, or permitted by NationsRent to be taken, outside of the United States of America.

f)	NationsRent further agrees it shall indemnify and hold Boston Rental and its affiliates harmless from and against any claim, demand, expense, costs, damages or loss including attorneys' fees resulting from injury or damage (including, without limitation, personal injury or death) resulting from the use of the Equipment or in any way connected with the breach by NationsRent of any term of this Agreement or by NationsRent's failure to fully and timely perform all obligations imposed by the Agreement.

g)	NationsRent shall reimburse Boston Rental for, and shall indemnify and hold Boston Rental harmless from and against (on an after-tax basis), all taxes (including, but not limited to, use, sales and personal property taxes), fees, permits and the like, together with any penalties, fines or interest thereon, which may be levied, imposed or assessed at any time on any person or entity by reason of the delivery, ownership, possession, operation, maintenance, use, leasing or subleasing of the Equipment or otherwise arising by reason of this Agreement, excluding, however, taxes based on or measured by the net income of Boston Rental.

7.	Condition of the Equipment

NationsRent acknowledges that the Equipment may be either new or used equipment. BOSTON RENTAL MAKES NO WARRANTY AS TO THE EQUIPMENT AND FURTHER BOSTON RENTAL DOES HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IT IS HEREBY ACKNOWLEDGED AND AGREED THAT THE EQUIPMENT IS RENTED “AS IS.”

If Boston Rental receives from a provider of Equipment to it any warranty (express or implied) as to an item of Equipment, then a limited right to such warranty rights during the Term of such item of Equipment shall be deemed included in the rental of such item of Equipment by Boston Rental to NationsRent, to the extent not prohibited by the acquisition agreement between Boston Rental and such Equipment provider.

8.	Termination of the Agreement

Boston Rental shall have the right to immediately and without notice terminate this Agreement and the rent terms of the Equipment upon the occurrence of any of the following events:

a)	if NationsRent fails to make any payment due under this Agreement within fifteen (15) days of the applicable due date;

b)	if NationsRent fails to timely and completely perform any provision of this Agreement, which failure remains uncured for a period of 30 days following Boston Rental's notice to NationsRent of the same;

c)	the failure of NationsRent to pay when due (after giving effect to any grace or required notices) any amounts due to Boston Rental under any other rental agreement between Boston Rental and NationsRent that is entered into pursuant to the Term Sheet;

d)	if an event of default occurs under the Credit Agreement and the indebtedness thereunder is accelerated.

9.	Effect of Termination

As and to the extent this Agreement is terminated pursuant to Section 8 of this Agreement, Boston Rental may, in its sole discretion, do any one or more of the following:

a)	demand that NationsRent return the Equipment to Boston Rental in accordance with Section 10 hereof;

b)	enter upon the premises where the Equipment is located and take immediate possession of and remove the same, all without liability to Boston Rental or its agents for such entry;

c)	exercise any other right or remedy which may be available to it under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action to enforce the terms or to recover damages for the breach hereof or to rescind this Agreement as to any or all Equipment.

In addition, NationsRent shall be liable for all reasonable legal fees and other costs and expenses resulting from the termination or the exercise of Boston Rental’s remedies, including placing any item of Equipment in the condition required by Section 10 hereof. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Boston Rental at law or in equity. To the extent permitted by applicable law, NationsRent hereby waives any rights now or hereafter conferred by statute or otherwise which may otherwise limit or modify any of Boston Rental’s rights or remedies under this Section, or which may require any notice by Boston Rental to NationsRent of the taking of any action or exercising any rights (or intending to take any action or to exercise any rights) granted or permitted hereunder. Termination of this Agreement shall not affect or alter NationsRent’s obligations under Sections 3, 4, 5, 6, 7, 9, 10 and 12 of this Agreement, which Sections the parties agree shall survive termination of this Agreement.

10.	Return of Equipment

Upon termination of this Agreement as to any item of Equipment pursuant to Sections 2 or 8, NationsRent shall immediately, at its own cost and expense, return the Equipment to a location designated by Boston Rental within the Continental United States of America. The Equipment so returned shall be in good and operable condition and in the same condition as at the commencement of the Initial Rent Term, normal wear and tear excepted (normal wear and tear shall be based on an eight (8) hour day, a five (5) day week, and a twenty (20) day month, unless NationsRent paid all Excess Use Payments in which case normal wear and tear shall be based on the actual periods of use). NationsRent shall notify Boston Rental of any use in excess of such basis, with NationsRent to pay for such excess use at the rate of 150% of the Monthly Rent Payment specified in Exhibit A pro-rated for the applicable period of such excess use (“Excess Use Payments”). The receipt by Boston Rental of the return of any item of Equipment shall not relieve NationsRent of its obligations to make: (i) the Monthly Rent Payments due under Section 3 and any Excess Use Payments under this Section 10 as to such item of Equipment for the rent term prior to such return to Boston Rental and (ii) such additional Monthly Rent Payments subsequent to such return to Boston Rental for the period required to effect any repairs or service to place the item of Equipment in the condition required by this sentence. NationsRent shall pay to Boston Rental an amount equal to the costs and expenses incurred by Boston Rental in so placing any such item of Equipment in the condition required by the preceding sentence. In all instances where NationsRent is returning the Equipment to Boston Rental, NationsRent shall give Boston Rental written notice thereof and such notice shall be delivered to Boston Rental by NationsRent at least 30 days prior to the expected date of return by NationsRent. The Term of this Agreement with respect to an item of Equipment to be returned pursuant to this Section shall continue until that item of Equipment is returned and placed in the condition required by this Section, and all other provisions of this Agreement shall continue to apply.

11.	Right to Inspect and Performance of NationsRent’s Obligations

Boston Rental shall have the right, during regular business hours and upon reasonable advanced written notice, to enter upon the premises of NationsRent (or any of its affiliated companies) or the premises of third parties to inspect the Equipment and applicable inspection, operating, maintenance and repair records related to the Equipment to assure that NationsRent has complied with and is complying with the terms of this Agreement. If NationsRent fails to perform any of its obligations hereunder, Boston Rental may perform any act or make any payment that Boston Rental deems reasonably necessary for the maintenance and preservation of the Equipment and Boston Rental’s interests therein; provided, however, that the performance of any act or payment by Boston Rental shall not be deemed a waiver of, or re-rent from, the obligation at issue. All sums so paid by Boston Rental, together with expenses (including reasonable legal fees and costs) incurred by Boston Rental in connection therewith, shall be paid to Boston Rental by NationsRent immediately upon demand, as additional rent for the Equipment.

12.	General Provisions

a)	This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York. BOSTON RENTAL AND NATIONSRENT CONSENT TO THE JURISDICTION OF THE BANKRUPTCY COURT, AND WAIVE ANY OBJECTION RELATING TO IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

b)	If any provision of this Agreement is prohibited by or declared invalid, illegal or unenforceable under the laws of any state or other jurisdiction, this Agreement shall be considered divisible as to such provision and all other provisions of this Agreement shall remain in full force and effect.

c)	This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective heirs, successors and assignees; provided, however, that, except as otherwise provided in this Agreement, NationsRent's rights and obligations hereunder cannot be assigned, in whole or in part, directly or indirectly, by NationsRent, by operation of law or otherwise, to any person or entity without the prior written consent of Boston Rental, which consent may be withheld in its sole and absolute discretion. Boston Rental shall have the right to assign, sell and/or transfer this Agreement, the Equipment and any interest or part thereof, provided that any such assignment, sale and/or transfer shall be made subject to the rights of NationsRent hereunder. Any such assignment, sale and/or transfer to an affiliate of Boston Rental may be made without the consent of NationsRent; any such assignment, sale and/or transfer to a party that is not an affiliate of Boston Rental may be made with the prior written consent of NationsRent, which consent shall not be unreasonably withheld.

d)	This Agreement (and the Term Sheet and the Bankruptcy Court order approving the Term Sheet) contains the entire and only agreement between Boston Rental and NationsRent with respect to the Equipment and may not be varied, modified or amended except in writing signed by an authorized representative of each party.

e)	Failure of either party at any time to require performance of any provisions of this Agreement shall not affect the right of that party to require full performance of such provision or any other provision of this Agreement at any time thereafter, and the waiver by either party of a breach of any provision shall not constitute a waiver or nullify the effectiveness of any subsequent breach of such provision or any other provision of this Agreement.

f)	All notices under this Agreement shall be in writing and shall be delivered by certified mail, postage prepaid to the addresses set forth at the beginning of this Agreement. All notices to be given to Boston Rental by NationsRent shall be sent to the attention of Bryan T. Rich, Managing Member at the address of Boston Rental. All notices to be given to NationsRent by Boston Rental shall be sent to the attention of John Scherer, Vice President and Treasurer at the address of NationsRent.

g)	This Agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties understand and agree that the transactions covered by this Agreement may be accomplished in reliance on the facsimile or electronically transmitted signatures of NationsRent and Boston Rental on documents. Each party authorizes the other to rely on such signatures and warrants that the same are authorized and genuine. Boston Rental and NationsRent each agrees to provide the original signatures represented by facsimile or electronically transmitted signatures to the other party promptly upon request.

h)	The following Exhibit A and Exhibit B are attached hereto, are incorporated herein and made a part hereof.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

NationsRent, Inc. By: ________________________________ Name: ______________________________ Title: _______________________________	Boston Rental Partners, LLC By: ________________________________ Name: ______________________________ Title: _______________________________

Exhibit A

Form of Schedule

          This Schedule No. ____, dated as of ___________ __, 200_ (this “Schedule”), is being executed and delivered pursuant to that certain Rental Agreement (the “Agreement”), dated as of January __, 2003, by and between Boston Rental Partners, LLC, a Delaware limited liability company (“Boston Rental”), and NationsRent, Inc., a Delaware corporation (“NationsRent”).

1.	This Schedule is entered into pursuant to Section 1 of the Agreement, and the Agreement is incorporated hereby by reference.

2.	The equipment described on Schedule 1 hereto is Equipment (as defined in the Agreement) and is subject to the terms and conditions of the Agreement.

          IN WITNESS WHEREOF, the parties have executed this Schedule as of the date first written above.

NationsRent, Inc. By: ________________________________ Name: ______________________________ Title: _______________________________	Boston Rental Partners, LLC By: ________________________________ Name: ______________________________ Title: _______________________________

Schedule 1

Equipment

Item(s) of Equipment	Term Commencement Date	Rent Commencement Date	Monthly Rent Payment	Loss Value

Exhibit B

Sublease/SubRental Agreement Language

This rental agreement/sublease/contract and all of customer’s rights in and to the equipment rented/leased hereunder are subject and subordinate to any rights, title, and interests of all and any persons who have financed or leased such equipment for NationsRent, Inc., or its subsidiaries pursuant to certain agreements or instruments. Customer’s rights in and to the equipment will terminate, at the option of the person(s) who financed or leased such equipment, upon the occurrence of any event of default under such agreements or instruments.

TERM SHEET REGARDING

EQUIPMENT SETTLEMENT PROGRAM

I.	Introduction

This Term Sheet Regarding Equipment Settlement Program (this “Term Sheet”), dated as of December 23, 2002, is intended to set forth the general terms and conditions pursuant to which Boston Rental Partners, LLC, a Delaware limited liability company (“Boston Rental”), NationsRent, Inc., a Delaware corporation (“Parent”), and the subsidiaries of Parent (collectively with Parent, “NationsRent”; with Boston Rental and NationsRent collectively referred to as the “Parties”) would consummate certain Transactions (as defined below). The Parties have entered into this Term Sheet to establish a program (the “Program”) with respect to the Transactions to accomplish the following purposes and objectives:

A.	To set forth the Parties' shared objective of the Transactions; and

B.	To delineate the Parties' roles and responsibilities in implementing the Program.

II.	Objective

The principal objective of the Program shall be to facilitate the renting, leasing, purchasing, or financing of new and used inventory and equipment by NationsRent (the “Transactions”) through: (i) the purchase by Boston Rental of certain purchase money financing agreements, finance leases, and operating leases with respect to inventory and equipment (with any such inventory or equipment being referred to as “Equipment”) to which NationsRent is a party (collectively, the “Current Agreements”) from the lender or the lessor under such Current Agreements (each, a “Lender”); and (ii) the purchase by Boston Rental of new and used Equipment that either: (A) was subject to a Current Agreement that was rejected by NationsRent; or (B) if not subject to such a Current Agreement, is substantially similar to Equipment that was subject to a Current Agreement that was rejected by NationsRent, in each case, with the objective of: (a) renting such Equipment to NationsRent pursuant to rental contracts (each, a “Rental Contract”) at rental rates equal to or less than the fair market value for such Equipment (which fair market value the Parties agree is less than the current rates paid by NationsRent with respect to the Equipment under the Current Agreements); and (b) at the time of the confirmation of NationsRent’s plan of reorganization (the “Plan”), transferring such Rental Contracts and the Equipment subject thereto to NationsRent for consideration which will permit Boston Rental to recover its investment and expenses (including financing costs) with respect to such Equipment.

III.	Boston Rental

Boston Rental is a newly formed Delaware limited liability company formed exclusively for the purpose of effecting the Program and the Transactions. Boston Rental is owned exclusively by Phoenix Rental Partners, LLC (“Phoenix”) and Baupost Capital LLC. The owners of Boston Rental own a significant portion of NationsRent’s senior secured bank debt and also own unsecured pre-petition claims against NationsRent. Neither Boston Rental nor its owners are current lessors to NationsRent, but an affiliate of Phoenix leases real property to NationsRent.

IV.	Roles and Responsibilities With Respect To The Transactions

In implementing the Program and the Transactions, the Parties will work cooperatively and will use their commercially reasonable efforts to carry-out the objectives set forth in this Term Sheet and to consummate the Transactions prior to the effective date of the Plan, in the manner generally described below.

A.	Boston Rental intends to acquire a portfolio of Equipment suitable for use in NationsRent's business. Such Equipment will be acquired as described in Section II above; provided, however, that, if specific items of Equipment subject to Current Agreements cannot be acquired for the fair market value by Boston Rental through direct negotiations with Lenders, Boston Rental may acquire substantially similar Equipment and make this Equipment available to NationsRent pursuant to one or more Rental Contracts. The Parties will work together to mutually identify Current Agreements and Equipment that may be candidates for such acquisition.

B.	Boston Rental will finance its Equipment acquisitions by means of:

1.	Capital provided by Phoenix and Baupost.

2.	Secured third-party equipment financing, from one or more lenders.

3.	Vendor Financing, from one or more equipment manufacturers.

C.	Boston Rental intends to offer the Equipment to NationsRent on a rental basis, in accordance with the terms of a Rental Contract, the general economic terms of which are set forth on Annex A hereto and the general terms and conditions of which are set forth on Annex B hereto, but in each case, which will be mutually negotiated and agreed upon by the Parties on an arms' length basis and will be at rental rates equal to or less than the fair market value therefor (which fair market value the Parties agree is less than the current rates paid by NationsRent with respect under the Current Agreements).

D.	NationsRent intends to satisfy certain of its Equipment needs by renting Equipment from Boston Rental as described in Section IV.C above. Each Party will comply with the terms and conditions of the Rental Contract, which will provide, among other things, that NationsRent will promptly pay all amounts due to Boston Rental under the Rental Contract.

E.	NationsRent may, if permitted by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), reject, terminate, or assign to a third-party various of the Current Agreements, and will arrange for the return or transfer of the Equipment subject thereto to the respective Lenders or assignees and, where appropriate, the filing of a UCC-3 termination statement for any UCC financing statement filed in connection with such Equipment.

F.	It is the intention of the Parties that subsequent to the emergence of NationsRent from bankruptcy, NationsRent may acquire (by acquisition, merger or otherwise) (the “Acquisition”) Boston Rental or all of its assets and liabilities for an amount in cash equal to the equity capital contributed to Boston Rental plus the assumption of all indebtedness of Boston Rental plus expenses, including, in each case, financing costs, all as generally described on Annex A hereto. Nothing herein contained however shall require NationsRent to consummate such Acquisition.

V.	Conditions Precedent to the Program

It shall be a condition precedent to the Program and the Transactions that the Parties obtain the requisite approval of the Bankruptcy Court of this Term Sheet; provided, however, that it is the parties’ intention not to obtain Bankruptcy Court approval with respect to any specific Transaction after this Term Sheet has received Bankruptcy Court approval.

VI.	Press Announcements

The Parties shall consult with each other and shall agree in advance with regard to the form and substance of any press release or other public disclosure relating to this Term Sheet and to the Program and the Transactions, whether to their employees, the media or the general public, in each case, except that nothing in this Term Sheet shall prohibit a disclosure by NationsRent of this Term Sheet or its contents: (i) as may be required by law; (ii) in connection with NationsRent’s chapter 11 proceedings (including, without limitation, the preparation, filing, and distribution of the Plan and related Disclosure Statement); and (iii) to (A) those individuals who are NationsRent’s officers, directors, employees, or advisors; (B) the members of the official committee of unsecured creditors of NationsRent; and (C) NationsRent’s prepetition and postpetition senior secured lenders, in each case, who have a need to know of such matters.

VII.	Term

The Parties agree that this Term Sheet will remain in effect until the earliest to occur of (i) June 30, 2004, (ii) 90 days following the confirmation of NationsRent’s Plan, or (iii) the acquisition of Boston Rental by NationsRent or by its affiliate.

VIII.	Governing Law; Entire Agreement; Survival

This Term Sheet shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles. This Term Sheet constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes all prior agreements between the Parties with regard to the subject matter hereof. This Term Sheet may not be amended or modified except by a writing signed by the Parties.

IX.	Closing

The Transactions will be consummated as promptly as reasonably practicable following the satisfaction of the conditions set forth herein.

BOSTON RENTAL PARTNERS, LLC By: ________________________________ Name: ______________________________ Title: _______________________________	NATIONSRENT, INC. By: ________________________________ Name: ______________________________ Title: _______________________________

Annex A

General Economic Terms

A.	NationsRent will pay for the Equipment on a "break even" basis (with respect to Rental Contracts, in the form of rent payable monthly in advance, and with respect to purchases of Equipment at the end of the term of such Rental Contracts, in the form of purchase price).

B.	In general, subject to Section IV.C of the Term Sheet, with respect to rent paid under Rental Contracts, "break even" shall mean with respect to any item of Equipment purchased by Boston Rental, a monthly rate not to exceed three percent (3.0%) of the Acquisition Cost of such item of Equipment.

“Acquisition Cost” means, subject to Section IV.C of the Term Sheet: (i) Boston Rental’s actual out-of-pocket purchase cost for such item of Equipment; plus (ii) any repair or make ready cost or positioning cost for such item of Equipment; plus (iii) any reasonable out-of-pocket expenses related to the acquisition of such item of Equipment, such as due diligence, inspection, or legal costs; plus (iv) any other expense incurred by Boston Rental, directly or indirectly, in connection with the Acquisition, the Transactions or the Program, including any cost of capital.

C.	In general, with respect to the acquisition by NationsRent of any given item of Equipment subject to a Rental Contract upon the effective date of the Plan, "break even" shall mean: (i) the Acquisition Cost for such item of Equipment; plus (ii) actual out of pocket expenses paid by Boston Rental with respect to such item of Equipment under the credit facility or other debt financing (including interest, points, etc.); plus (iii) a market rate of return on the capital funding with respect to such item of Equipment; minus (iv) 100% of rent paid by NationsRent under the Rental Contract for such given item of Equipment.

Annex B

General Terms of Rental Contract

A.	Term. In general, the term for each Rental Contract shall commence on the date that NationsRent receives the Equipment subject thereto and the applicable conditions precedent have been satisfied. Subject to the consummation of the Acquisition, such term will continue for a minimum of twelve months, after which time, either party may cancel the Rental Contract upon 30 days advance written notice, with, in the case of a cancellation by NationsRent, a cancellation/return fee equal to 5% of the Acquisition Cost for such item of Equipment payable by NationsRent to Boston Rental.

B.	Condition Precedent. A condition precedent to NationsRent's obligations under each Rental Contract will be that the Current Agreement to which the Equipment (or the Equipment that is being substituted) is subject is terminated, and that NationsRent is fully and completely released from its obligations under such Current Agreement.

C.	Rent. Rent will be payable by NationsRent as described in Annex A; provided, however, that certain reasonable surcharges agreed to by the Parties may be assessed for excessive use of the Equipment.

D.	Quiet Enjoyment. Boston Rental will retain title to the Equipment and Boston Rental will covenant that NationsRent will have quiet enjoyment of all of the Equipment at all times during the term of the Rental Contract.

E.	Use. NationsRent will be permitted to rent the Equipment to third-parties in the normal and ordinary course of business; provided, however, that the rights of such third-parties in the Equipment will be subordinate to Boston Rental's rights in the Equipment.

F.	Covenants. NationsRent will covenant to: (i) insure the Equipment at specified values agreed upon by the Parties, which insurance will name Boston Rental as a "loss payee"; (ii) obtain general liability insurance at specified values agreed upon by the Parties, which insurance will name Boston Rental as an additional insured; and (iii) keep the Equipment in good operation and repair, in accordance with industry standards, normal wear and tear excepted.

G.	Termination. In addition to the termination rights specified in paragraph A above, any Rental Contract will be terminable by Boston Rental if NationsRent fails to make any payment of rent due under such Rental Contract within ten (10) days after the applicable due date. The Rental Contracts will contain certain other termination events as may be mutually agreed upon by the Parties.

H.	Inspection Rights. Boston Rental will have the right to inspect the Equipment, at NationsRent's sole cost and expense, at such times as may be mutually agreed upon by the Parties.

I.	Other. The Rental Contract will contain such other terms and conditions as may be mutually be agreed upon by the Parties.